Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post Effective Amendment no 1. to the Registration Statement on Form S-3, No. 333-138521 and the Registration Statements on form S-8, No. 333-126958 and No.333-140042 of our reports dated August 27, 2009, relating to the consolidated financial statements of Net 1 UEPS Technologies, Inc. and subsidiaries and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Net 1 UEPS Technologies, Inc. for the year ended June 30, 2009.

/s/ Deloitte & Touche (South Africa)

DELOITTE & TOUCHE (SOUTH AFRICA)

Johannesburg, Republic of South Africa
August 27, 2009